Exhibit 99.1
NYSE Amex Equities Exchange Symbol - UEC
FOR IMMEDIATE RELEASE	May 4, 2010

Uranium Energy Corp Provides Project and Corporate Update

  Company Plans to Break Ground at Palangana on June 7, 2010

  Goliad Permitting Progresses as Scheduled, and

  Company Fully Financed to Production at Palangana

CORPUS CHRISTI, TX - May 4, 2010 - Uranium Energy Corp (NYSE-AMEX: UEC, the "Company") is pleased to provide a near-term production update on each of its Palangana and Goliad in-situ recovery (ISR) uranium projects and an update on its current and anticipated balance sheet and capital structure.

Palangana ISR Project: The Company's technical team, including recent hires from Uranium One, is at present on the ground at the 100%-controlled Palangana project in South Texas. The road and drill pads for the disposal well are being built at the project site. Drilling equipment is slated to arrive at Palangana on June 7, 2010. The Company estimates 45-60 days to drill and complete the disposal well. Simultaneous with the drilling of the disposal well, the Company anticipates drilling the first wellfield for Palangana and installing the satellite operation. The Company is pleased to report that all facets of the Palangana project are on time and on budget to date. Notably, all necessary funds and production permits are firmly in hand.

Goliad ISR Project: Yesterday, as scheduled months ago and as reported by the Company in a news release dated January 11, 2010, a remaining hearing commenced in Austin with an Administrative Court pertaining to the Company's Goliad project. In June 2009, the Texas Commission on Environmental Quality ("TCEQ") approved draft permits that would fully authorize the Company to install the initial wellfield and commence production at Goliad. The hearing addresses questions and comments from the public regarding the Company's mine permits at Goliad. The state examiner will provide recommendations to the TCEQ Commissioners who will make the final ruling later this year. It should be noted that the TCEQ Commissioners have the authority and latitude to agree or disagree with the state examiner's recommendations and the TCEQ approved a draft Mine Permit and a draft Production Area Authorization for the Goliad project last year.

No Shelf Registration Statement in Effect or Filed: The Company has recently received inquiries as to whether it has filed a shelf registration statement. To clarify, the Company has no shelf registration statement in effect, nor has the Company filed a shelf registration statement. The Company recently filed two S-3/A registration statements pertaining to previously issued shares and warrants that are accounted for in the current share capital as indicated below.

Current Capital Structure: As reported on April 13, 2010, the Company has recently received a cash payment of US$11,000,000 as complete consideration for the sale of its prior 49%-interest in Cibola Resources LLC to Neutron Energy, Inc. This sale further improved the Company's balance sheet, which has no debt and approximately $26 million cash in the treasury. The continued preservation of the Company's conservative capital structure will remain in place as production commences at Palangana as anticipated later this year.

The Company's current issued and outstanding and fully diluted share capital remains at approximately 60.0 million and 76.0 million common shares, respectively. Cash potential from the full exercise of all outstanding options and warrants will be approximately $34.0 million.

About Uranium Energy Corp

Uranium Energy Corp (NYSE-AMEX: UEC) is a U.S.-based exploration and development company with the objective of near-term uranium production in the U.S. The Company's fully licensed and permitted Hobson processing facility is central to all of its projects in South Texas, including Palangana, and the Goliad in-situ recovery uranium project which is in the final stages of mine permitting. The Company's operations are managed by professionals with a recognized profile for excellence in their industry, a profile based on many decades of hands-on experience in the key facets of uranium exploration, development and mining. The Company is well financed to execute on its key programs.

Contact North America: Investor Relations, Uranium Energy Corp:
Toll Free: (866) 748-1030
Fax: (361) 888-5041
E-mail: info@uraniumenergy.com

Stock Exchange Information:
NYSE-AMEX: UEC
Frankfurt Stock Exchange Symbol: U6Z
WKN: AØJDRR
ISN: US916896103

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans, "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and should be viewed as "forward-looking statements". Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, the actual results of exploration activities, variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of capital to fund programs and the resulting dilution caused by the raising of capital through the sale of shares, accidents, labour disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities, title disputes or claims limitations on insurance coverage. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release.

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